Exhibit 99.1

Beeline Reports 37% Q3 2025 Revenue Growth, 9% Expense Reduction and Zero Debt Following Strategic Divestures

Providence, Rhode Island – November 6, 2025 – Beeline Holdings, Inc. (Nasdaq: BLNE), the emerging digital mortgage lender and SaaS platform, today announces financial results for the third quarter ended September 30, 2025.

Financial Highlights

Q3 2025 originations were $69.8M up 35% vs Q2 2025.

October was the strongest month since the mortgage industry downturn, with $35.3M in originations, beating September by 36% and already representing 50% of Q3 2025 total originations with a Q4 2025 projected increase of approximately 65% vs Q3 2025

Q3 2025 net revenues of $2.3M were up 37% vs Q2 2025; Q2 2025 up 27% from Q1 2025

Reduced Q3 2025 operating expenses by 8% to $5.2M vs Q2 2025 of $5.6M

Beeline incurred a one-time disposition expense of the spirits business of $718K. Beeline’s net loss for Q3 2025 was $(4.0)M vs Q2 2025 of $(4.1)M and Q1 2025 of $(6.9)M

Adjusted EBITDA, a non-GAAP measure, for Q3 2025 was $(2.0)M vs $(2.8)M for Q2 2025. See page 2 for a reconciliation to GAAP results of operations.

Operating profitability for Beeline Loans is projected in November 2025 and for Beeline Holdings by early in Q1 2026.

Other Events

BeelineEquity has closed six BlockChain fractional equity transactions, we have four more cleared for closing and are selecting 25 more to close by the year end. Beeline is currently taking applications for 2026 transactions on its website.

Use of a Non-GAAP Measure

This press release includes both financial measures in accordance with Generally Accepted Accounting Principles, or GAAP, as well as a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental and should not be considered as alternatives to net income (loss), operating income (loss), and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Beeline nor are they intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

Our management uses and relies on Adjusted EBITDA, a non-GAAP financial measure, to evaluate and assess our core operating results from period-to-period after removing the impact of items that affect comparability. Our management recognizes that the non-GAAP financial measure has inherent limitations because of the excluded items described below.

We have included a reconciliation of our non-GAAP financial measure to the most comparable GAAP financial measure. We believe that providing the non-GAAP financial measure, together with the reconciliation to GAAP, helps investors make comparisons between Beeline and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each.

The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, stock-based compensation, and other one-time items.

The following table presents a reconciliation of net loss to Adjusted EBITDA:

	Three Months Ended
	September 30, 2025	June 30, 2025
Net loss	$(3,962)	$(4,140)
Interest expense	69	388
Depreciation and amortization	831	836
Loss on extinguishment of debt	685	-
Net loss from discontinued operations	383	138
Adjusted EBITDA	$(1,994)	$(2,778)

About Beeline Holdings, Inc.

Beeline is a next-generation mortgage and home-equity company simplifying the path to homeownership and liquidity. By combining blockchain technology, automation, and a customer-first digital experience, Beeline makes financing a home — or unlocking its value — faster, fairer, and more transparent. For more, visit www.makeabeeline.com.

Conference Call

Date and Time: Monday, November 10, 2025 at 5:00 pm ET

The call will be led by Nick Liuzza, Chief Executive Officer, and Chris Moe, Chief Financial Officer.

Participants may join the call by dialing in using the information provided below or by accessing the live webcast via the following link:

Participant Dial In (toll free): 1-800-715-9871

Participant International Dial In: 1-646-307-1963

Listen only link: https://www.gowebcasting.com/14385

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected impact of key performance indicators, timing of operating profitability, and closing of fractional sales.. Forward-looking statements are prefaced by words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “should,” “would,” “intend,” “seem,” “potential,” “appear,” “continue,” “future,” believe,” “estimate,” “forecast,” “project,” and similar words. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. We caution you, therefore, against relying on any of these forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements for a variety of reasons, including, without limitation, the possibility that estimates, projections and assumptions on which the forward-looking statements are based prove to be incorrect, the state of the U.S. economy including detioration of the job market in the U.S. , inflation and interest rates, the future of U.S. tariff policy, our need for additional capital to meet future goals and milestone targets, our ability to attract homeowners to our products and services, the demand for and success of the fractional sale of equity transactions and our collaboration with a related party entity with respect thereto, the ability of us and third parties on which we depend to comply with applicable regulatory requirements, the risk that software and technology infrastructure on which we depend fail to perform as designed or intended, and the Risk Factors contained in our Form 10-K filed April 15, 2025. Any forward-looking statement made by us in this presentation speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

investors@makeabeeline.com

Media Contact:

press@makeabeeline.com